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From:     Curtis Hoxter, Incorporated
          380 Lexington Avenue
          New York, New York 10168
          (212) 818-0303



FOR IMMEDIATE RELEASE


                    METALLURG ANNOUNCES NEW MANAGEMENT TEAM

New York, NY - August 11, 1998 - Metallurg, Inc., a leading international producer and supplier of high quality metal alloys and specialty metals, announced several changes in its Board of Directors and senior management:

- Dr. Heinz C. Schimmelbusch, Managing Director of Safeguard International Fund, L.P., has been elected Chairman of Metallurg's Board of Directors. Safeguard International acquired all of Metallurg's outstanding common stock in a transaction valued at approximately $300 million.

- Michael A. Standen, the Company's former President and Chief Executive Officer, was named Vice Chairman of the Board and Senior Advisor to the Company.

- Nils A. Kindwall, former Vice Chairman of Freeport-McMoRan, joined Arthur R. Spector, also a Managing Director of Safeguard International, Dr. Schimmelbusch and Mr. Standen on the Board of Directors.




  Curtis J. Hoxter, Inc.  -  380 Lexington Avenue  -  New York, New York 10168
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-- Alan D. Ewart, former head of London & Scandinavian Metallurgical Co. Ltd., the Company's United Kingdom subsidiary, was elected Metallurg's new President and Chief Executive Officer.

The Board of Directors also made the following key appointments:

-- Eric E. Jackson, President of Shieldalloy Metallurgical Corporation, the Company's US operating subsidiary, was elected Senior Vice President and Chief Operating Officer of Metallurg.

-- Robin A. Brumwell, President of Metallurg International Resources, a Division of Metallurg responsible for merchanting and procurement, was elected Senior Vice President of the Company and will continue to serve in his previous capacity.

-- Douglas A. Fastuca was elected Vice President of Corporate Development.

-- In addition, Barry C. Nuss will continue as Vice President and Chief Financial Officer of the Company.

"Under Mr. Standen's tenure, the Company has achieved a strong financial and operating performance in recent years. As a result, the Company provides a solid platform for growth and offers an attractive opportunity for corporate development," noted Dr. Schimmelbusch.



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Founded in 1911, Metallurg's products are used by manufacturers of steel, aluminum, superalloys and chemicals as well as by other metal-consuming industries. Metallurg's operations include: Shieldalloy Metallurgical Corporation, Newfield, New Jersey; London & Scandinavian Metallurgical Co., Ltd., Rotherham, England; GfE Gesellschaft fur Elektrometallurgie mbH, Nurnberg, Germany; Elektrowerk Weisweiler GmbH, Eschweiler-Weisweiler, Germany; and Companhia Industrial Fluminense, Sao Joao del Rei, Brazil, Metallurg also operates a worldwide sales and distribution network. The Company employs approximately 1,500 people worldwide, and had sales of approximately $650 million for the four quarters ended April 30, 1998.

Safeguard International is an international private equity fund headquartered in Wayne, Pennsylvania, which invests primarily in equity securities of companies in process industries, including specialty metals, chemicals, high technology manufacturing and recycling.


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